Exhibit 99.1

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EDITED TRANSCRIPT

CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 20, 2012 / 01:30PM GMT

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP, IR

David Dyer Chico’s FAS, Inc. - President & CEO

Cinny Murray Chico’s FAS, Inc. - Brand President - Chico’s

Donna Noce Chico’s FAS, Inc. - Brand President - White House|Black Market

Laurie Van Brunt Chico’s FAS, Inc. - Brand President - Soma Intimates

Sheryl Clark Chico’s FAS, Inc. - Brand President - Boston Proper

Pam Knous Chico’s FAS, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Edward Yruma KeyBanc Capital Markets - Analyst

Adrienne Tennant Janney Capital - Analyst

Neely Tamminga Piper Jaffray - Analyst

Liz Dunn Macquarie - Analyst

Randy Konik Jefferies & Co. - Analyst

Roxanne Meyer UBS - Analyst

Janet Kloppenburg JJK Research - Analyst

Lorraine Hutchinson Bank of America-Merrill Lynch - Analyst

Anna Andreeva FBR Capital Markets - Analyst

Betty Chen Wedbush Securities - Analyst

Marni Shapiro The Retail Tracker - Analyst

Paul Lejuez Nomura Securities - Analyst

Brian Tunick JPMorgan Chase - Analyst

Dana Telsey Telsey Advisory Group - Analyst

PRESENTATION

Operator

Good morning and welcome to the Chico’s FAS, Inc.’s third-quarter sales and earnings conference call. At this time, all participants are in a listen-only mode. (Operator Instructions). A brief question-and-answer session will follow the formal presentation. It is now my pleasure to introduce your host, Todd Vogensen, Vice President of Investor Relations. Mr. Vogensen, please go ahead.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks, Emily and good morning, everyone. Welcome to the Chico’s FAS third-quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Ft. Myers are David Dyer, our CEO; Pam Knous, CFO; Cinny Murray; Chico’s Brand President, Donna Noce, White House|Black Market Brand President; Laurie Van Brunt, Soma Brand President; and Sheryl Clark, Boston Proper Brand President.

Before Dave begins his executive overview, we would like to remind you that our discussion this morning includes forward-looking statements and quarter-to-date data points, which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

subject to a number of factors and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. And with that, I will turn it over to Dave.

David Dyer - Chico’s FAS, Inc. - President & CEO

Great, thank you, Todd and good morning, everyone. It is a beautiful day in Ft. Myers. I am pleased to announce our strong third-quarter results. We delivered record third-quarter sales and the highest third-quarter earnings per share in six years. We planned for a strong performance in the third quarter and we more than delivered. Earnings per share, up 39%; comparable sales, up 9.9%; gross margin, up 120 basis points; SG&A leverage of 60 basis points; and inventories, down 5%.

Our strong comparable sales increase in profitability point to the strength of our business. Overall, our unique leading-edge fashion and innovative marketing continued to drive significant achievements, including a double-digit increase in new customers and increases in both average dollars sales and transactions. These results marked our 14th consecutive quarter of comparable sales increases and the 15th consecutive quarter of double-digit earnings per share growth, demonstrating a consistent level of strong performance.

I was especially pleased with the level of merchandise innovation that we delivered this quarter. As you will hear in a few minutes, each brand is clearly differentiating itself through creative and unique merchandise. Chico’s with the So Slimming Jeans; White House|Black Market with the Work Kit; Soma with Sensuous Sides and Embraceable Bra launches; and Boston Proper with All the Right Curves denim and repositioned Sport Chic lines.

Our trend-right fashion also drove exceptional new store performance. The Company has opened 111 new stores to date this year, including 29 outlets and overall, new stores are beating our sales expectation in performance.

Turning to our pillars for growth, in the February conference call, I discussed with you our organic store growth plans. I highlighted the fact that Chico’s FAS is one of the few specialty retailers that can grow its square footage by 8% to 9% per year for the foreseeable future.

In May, I discussed our innovative and creative marketing plans, which truly differentiate our brands and drive awareness, customer loyalty and market share. Last quarter, I talked about our third pillar, our ability to leverage expenses as we continue our march toward mid-teens operating percentage.

Today, we will discuss our fourth and final pillar of growth. That is maximizing brand potential. We, again, are joined on the call by all of our Brand Presidents — Cinny, Donna, Laurie, Sheryl. Each of them will highlight their third-quarter successes, as well as provide insights into our plans for the holiday season. Here is Cinny.

Cinny Murray - Chico’s FAS, Inc. - Brand President - Chico’s

Thanks, Dave. To start, I am delighted to report that the Missy’s customer wallet is open and we are gaining share as evidenced by our third-quarter results. These super results were driven by some strong strategic initiatives that strengthened our transition from summer into fall and I would like to highlight a couple of them for you today.

First, we know that our Chico’s customer crosses our store threshold often and she is always looking for fresh and new merchandise. To satisfy that want, we pulled some new product introductions, added a new color story to each floor set and stepped up merchandising flow during the quarter.

Another key initiative was our overall emphasis on color, pattern and novelty. Color was a high penetration of our overall assortment and in this case, color means color like razzy red, blue grotto, amethyst and teal. Our Chico’s customer loves color and is not afraid to stand out among the traditional neutrals of the fall season. Her response to our vibrant palette was very positive. Additionally, we increased our pattern offering this year and again, our customer rewarded us with her purchases.

Turning to the outlet business, we have continued to build on our success with over 90% of our assortment in made-for-outlet product. We have opened 16 new outlets this year with a concentration on top centers and new centers. We believe that our ultimate number of outlets could be as high as 150 stores over the next several years.

I would also like to take a moment to update you on the Black Label collection, which was first introduced in October last year. This collection is available online and in select boutiques and continues to elevate and enhance the image of the Chico’s brand from both a product offering and a price point perspective. This unique assortment has helped generate incremental transactions from our best customers.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

And finally, our So Slimming offering has been our most significant and most successful product launch in many years. We introduced So Slimming in denim last fall and based on our customer response, we have since expanded it to several pant styles, which have included color, pattern, new silhouettes and new fabrics. And we supported So Slimming with creative mailers and television advertising that was energetic, playful and full of personal style. And to answer that question you are certainly going to ask, yes, we are evaluating the use of slimming technology into other categories.

Now, looking ahead to the fourth quarter, our focus shifts to holiday collections and gifting. Sweaters and accessories are always key gifting categories at Chico’s. This year, those categories have been designated to support So Slimming pants outfitting. In addition, the jacket category is growing and will support several key looks. No one does jackets better than Chico’s.

Finally, we also have a collection of dressy merchandise featuring velvets, sequins and beautiful jacquard. We know that the Chico’s customer is highly sociable and determined to look great at her holiday party.

Before I wrap up, I would like to thank and congratulate my amazing team on a terrific year. I am thrilled with our third-quarter performance and I am looking forward to the holiday season. Now I would like to turn it over to Donna.

Donna Noce - Chico’s FAS, Inc. - Brand President - White House|Black Market

Thank you, Cinny. I am really pleased with our third-quarter results at White House|Black Market as we successfully cycled the launch of our expanded lifestyle offering achieving a three-year stack of 27%. Our performance is driven by the success of key initiatives. First, our customers’ response to the fall collection was overwhelmingly positive. Our expanded lifestyle assortment anchored by the Work Kit continued to gain momentum in the quarter and the pop color of the season, amethyst, resonated strongly with her.

Second, we have increased the brand’s awareness and brought new customers into the brand through innovative, multichannel marketing, television and social media. We ran our second-ever slate of network primetime television advertising, which included spots during the Emmy Awards. The campaign reinforced the brand’s positioning in wear-to-work with a clever spot once again featuring Coco Rocha and the White House|Black Market Work Kit. In total, she danced in 13 different combinations of the fall collection outfits conveying our modular design and versatility.

Third, our new stores have performed above pro forma levels indicating the successful expansion of our boutiques. We now have over 400 front-line boutiques representing an increase of over 10% compared to last year.

Fourth, made-for-outlet penetration continued to grow exceeding 60% in the third quarter with our outlet store space growing by over 70% compared to October of last year.

And last, we experienced success with the relaunch of our shoe collection. Higher quality, better fit and sophisticated styling resonated strongly with our customer. She clearly appreciated the quality value relationship of our product.

The positive achievements of each initiative point to the continued growth of White House|Black Market. The brand is now recognized as a lifestyle brand, which is evidenced by the number of new customers we are tracking to the brand and the frequency with which our customers are shopping.

Now turning to fourth quarter, we are extremely proud and excited about our winter holiday collection. With our customers’ hectic lifestyle in mind, the collection was inspired by and designed for her. We focused on unique versatile separates in seasonless fabrications that can easily cross from day to dinner. Our holiday collection includes a balanced assortment of price points for every lifestyle.

The initial response to this collection has been very positive showing strength in sweaters, dresses, jackets and denim. We will also be offering pops of color in cardinal red and beautiful mixed metallics of gold, silver and touches of bronze.

I would like to take this opportunity to thank my team for all their hard work and congratulate them on the terrific success this year.

In summary, our marketing is dynamic, our customer relationships and service are exemplary and we are excited about the product this holiday season. Now I would like to turn it over to Laurie.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Laurie Van Brunt - Chico’s FAS, Inc. - Brand President - Soma Intimates

Thanks, Donna. I am thrilled with Soma’s strong performance in the third quarter and I’d like to thank my team for driving yet another fantastic result. For the second consecutive quarter, the Soma brand achieved above breakeven profitability on a rolling 12-month basis and we anticipate Soma will be profitable on an annual basis in 2012.

During the quarter, we launched two new bra lines, our Sensuous Sides Bras and our Embraceable Bra collection. Sensuous Sides built on our reputation for providing sensuous and innovative solutions with technology that slims and smooths a woman’s sides while at the same time making her look beautiful. The Embraceable Bra collection is an expansion of our soft embraceable fabric into the bra category. The new bra collection includes three fits — full coverage, average coverage and a no-show minimizer or a fit for everybody. Embraceable is a great collection that is so comfortable and supportive, you will forget you have it on. And of course, our Vanishing Back Bra collection with exclusive back-smoothing technology, continued in new fall colors and in multiple styles. We also extended the success of our spring Vanishing Tummy launch with the addition of our Vanishing Tummy panty with lace.

Soma drove new customers with store openings and with television advertising. During October, we sponsored a Soma bra makeover event on Today Show with Hoda and Kathie Lee. The makeover event was with five real women all who were our customers. The event was a huge success in driving brand awareness.

As we transition to holiday, Soma themes are embracing, indulging and giving — embracing warmly those you love; indulging in unforgettable moments; and giving gorgeously at the holidays. Our holiday season will be driven by our Embraceable sleepwear key items, including PJ separates, Cool Night PJ sets, robes and matching slippers, which are, of course, all soft and beautiful. We also have two limited edition sleepwear collections that will make wonderful gifts for the women in your life.

In addition to sleepwear, beauty is our other key gifting category. We have two collections, Oh My Gorgeous, our fine fragrance line that comes in three fragrances; Soma Sensualities, our bath and body line that comes in four scents.

Our goal this holiday season is to be recognized as a gift destination. We made good progress in the fourth quarter of 2011 with the introduction of gifting merchandise. We expect our holiday product offering for this year will absolutely wow and delight both new and existing customers. Overall, Soma’s strategy is to further build brand awareness and marketshare with beautiful products that provide solutions for our customer.

One exciting development is that we have begun rolling out an updated store environment, which we have named our Linen & Lace store design. Our Linen & Lace stores have a lighter, warmer environment and make it easier for our customers to shop. We will open approximately 35 to 40 of these Linen & Lace stores by the end of the year with all-new and converted stores adopting the Linen & Lace design.

In closing, 2012 is shaping up as a record year for Soma. We are taking this momentum into Q4 and are planning for a strong holiday season. Now I’ll turn it over to Sheryl.

Sheryl Clark - Chico’s FAS, Inc. - Brand President - Boston Proper

Thanks, Laurie. It has been a little more than a year since Boston Proper became part of the Chico’s FAS family and we are very pleased that Boston Proper has been accretive in every quarter since last year’s acquisition. So much has happened in the past year and we really couldn’t be more excited to be here.

As Pam discussed in the second-quarter call, integration activities really ramped up this quarter with a goal of being complete in early 2013. By incorporating Boston Proper with Chico’s FAS, we will have a new and improved e-commerce websites, a scalable system, better processes and upgraded reporting that will fuel our strategic growth.

We were also pleased with the third-quarter merchandise performance results. Trendy Boston Proper, our high-fashion impulse merchandise and Classic Boston Proper, our wardrobe-building fashion essentials, both performed well. We saw particular strength in our tops, dresses, jackets and denim.

We have successfully launched our All the Right Curves jeans, which are engineered for style and designed to lift and slim. In addition, we introduced a new product positioning in our sport business, Sport Chic. This product fills the closet niche for everyday, on-the-go, active and easy casual sportswear with a sensuous and fashionable style.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

As we move into the fourth quarter, we are excited for the holiday campaign that features a balance of great sportswear and dresses for holiday parties, New Year’s Eve and a tropical holiday escape. Dresses and sweaters are key focus areas accentuated by amazing shoes and accessories. Both in the catalog and online, this campaign is cohesive, beautifully photographed and breathtaking.

I would also like to take this opportunity to let you know we will be opening our first boutique this spring in the Town Center at Boca Raton. We are in the design process now and we look forward to updating you on our progress next year.

As a final note, I would like to thank my team for all their hard work and dedication. Every day, we remain inspired by the women we dress. We are committed to surprising and delighting her with every interaction, delivering the most amazing personal service and building a lifetime relationship and an incredible wardrobe with her. Thank you and now I will turn it back up to Dave for a wrap-up comment.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Actually, I am going to go next. Thanks, Sheryl good morning, everyone. I would now like to provide additional detail on our record third-quarter results. Earnings per diluted share were $0.25 compared to $0.18 last year, a 39% increase when excluding one-time acquisition and integration costs.

In combination with our first-half results, our year-to-date earnings per share were a record $0.89. In just three quarters, year-to-date earnings per share are already higher than our earnings for the entire year of 2011. For the third quarter, net sales were $637 million, an increase of 18% compared to $539 million last year, reflecting comparable sales growth of 9.9%, the opening of 106 net new stores and seven incremental weeks of Boston Proper sales, which totaled $17 million. Note that Boston Proper is not included in comparable sales.

As we planned for the third quarter, we were confident that the momentum gained from our innovative fashion and new products like our So Slimming Jeans the second year of our Work Kit and first-half successful bra launches at Soma positioned us to deliver on our expectations for a strong third-quarter performance, which we did. Our inventory was aligned with our business plans and these quarter-three results reflected and overwhelmingly positive response to our fashion assortments and the effectiveness of our marketing plans.

Consistent with the first two quarters of this year, at the end of the third quarter, we are again at an all-time high for active customers. Total Company comparable sales increased 9.9% on top of 3.7% last year for a two-year stack of 13.6%; with Chico’s/Soma at 11.6% in the quarter for a two-year stack of 12.2%; and with White House|Black Market at 6.4% in the quarter for a two-year stack of 17.4%.

Now moving down the income statement, we are pleased that we achieved our third-quarter gross margin objectives. As a percentage of net sales, our gross margin rate increased 120 basis points to 57.2%, reflecting our strong cycling of last year’s results, with the fall assortments and effective promotional activities both driving a higher level of full-price selling.

We also achieved our selling, general and administrative expense objectives with improvement of 60 basis points to 46.7% reflecting sales leverage of store expenses, payroll, occupancy and supplies, partially offset by the marketing activities our Brand Presidents just reviewed with you, as well as incentive compensation. All in, excluding one-time acquisition and integration costs, income from operations as a percent of sales improved by 180 basis points to 10.5% in the third quarter, marking our highest third-quarter result since 2006.

In the third quarter, we made good progress on integrating Boston Proper with Chico’s FAS. Just recently, we announced our plans to consolidate Boston Proper’s warehouse and call center operations into the Chico’s FAS facilities in Winder, Georgia in early fiscal 2013. Once this consolidation is finished, our integration efforts will be substantially complete. Please note that any costs incurred related to the facility’s consolidation are reflected in our one-time acquisition and integration cost-planning assumption.

Year-to-date, the Company repurchased 2.5 million shares of our stock at a cost of $37.4 million. This brings our cumulative share repurchases since 2010 to a total of 18.7 million shares for a total return of excess cash to shareholders of $238 million, representing over 10% of the outstanding shares at the time our share repurchase program was initiated just two years ago. As of today, we have $138 million available under the current share repurchase program.

Turning to the balance sheet, our in-store inventories per square foot decreased 15% compared to a 17% increase last year, reflecting improved inventory productivity to last year. Exiting the quarter, inventories were turning well and were in line with forecasted sales levels as we begin the holiday selling season.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

As we look forward to the holiday season, I would again point out that Chico’s FAS is a business that thrives throughout the year with strong full-price selling. As we discussed with you last year, we are not traditionally a fourth-quarter holiday business as she is shopping for others, not herself. As a matter of fact, our fourth quarter is typically less than 20% of our annual earnings per share.

Now we are pleased to share with you our final annual planning assumptions for 2012. Our planning assumptions are net sales approaching $2.6 billion reflecting comparable sales growth at a mid-single digit percent on top of an 8.2% increase last year; the addition of approximately 104 net new stores and $30 million in sales for the 53rd week; gross margin rate improvement of approximately 25 to 50 basis points compared to our gross margin rate of 55.8 in 2011; SG&A rate improvement of approximately 50 basis points compared to our SG&A rate of 45.5% in 2011; one-time acquisition and integration costs of approximately $4 million pretax for Boston Proper; tax rate of approximately 38% with modest potential improvement if certain tax incentives are renewed for 2012; diluted weighted average shares of 165 million, excluding any impact of future share repurchases; inventories in line with sales growth; and capital expenditures of approximately $155 million, which includes an increase in store square footage of approximately 8% and the remodel of approximately 80 existing stores.

As a reminder, the 53rd week for us falls during a seasonal transition point in the fashion calendar. So as we have previously disclosed, we do not anticipate that the 53rd week will have a material impact on our fourth-quarter earnings. The timing shift will impact our inventories as year-end falls closer to our spring floor sets and we have taken these timing shifts into account in the inventory-planning assumption.

As we look to the future with the things that we can control from innovative marketing to fashion-right merchandise and most-amazing personal service, we believe that, even in an uncertain economic environment, we will be top of the mind for her and continue to grow our share of her wallet.

To conclude my comments, we believe we are well-positioned for the balance of 2012 and beyond. With that, I will turn it back to Dave for his wrap-up comments.

David Dyer - Chico’s FAS, Inc. - President & CEO

Fantastic. Thank you, Pam and thank you to our own fab four, the fabulous Presidents of our brands. Not only was our third quarter another record in sales and earnings, but we also successfully grew our overall marketshare. I am pleased we had a chance to share our significant accomplishments in the quarter, as well as more specifics on how we are maximizing our brands’ potential.

So along with our other three pillars of growth — organic store growth, innovative marketing, and expense leverage — we are well-positioned for the future. As we have previously discussed, we have four brands, each of which is at very different stages of development, all of which are growing their sales and customers through unique leading-edge fashion and innovative marketing.

We are now in the fourth week of the fourth quarter and I can share with you that, as reflected on our unaudited daily flash sales through yesterday, our total comp sales are running up about 3% on top of the quarter-to-date comps, last year’s quarter-to-date comps of 4.6% for the same timeframe. Total quarter-to-date sales, again, unaudited through yesterday, are up approximately 8%.

Hurricane Sandy has clearly impacted our start to the quarter, particularly in the Northeast. So to provide some additional color on our quarter-to-date sales, if we excluded the over 260 stores that were closed at some point due to Hurricane Sandy, our month-to-date comparable sales increases for the remainder of our business would be in the mid to high single digits. Okay, Todd, let’s start the Q&A.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Okay, thank you, Dave. Since we do have a number of Company executives on the call today, I would ask that each participant limit themselves to one question. This way, we will be better able to accommodate as many callers as time permits. You’re welcome to get back in the queue to ask a second question in the same manner you did originally. And at this time, I will turn the call back over to Emily.

QUESTION AND ANSWER

Operator

(Operator Instructions). Edward Yruma, KeyBanc Capital Markets.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Edward Yruma - KeyBanc Capital Markets - Analyst

Hi, congratulations on a great quarter. I wanted to understand a little bit about television marketing. It seems like you guys have successfully flashed that and been able to raise product and brand awareness. How do you think about that longer term and is this an area of kind of incremental spend as you kind of continue to see success there?

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, television has become an important part of our marketing strategy and I would say that our marketing strategy includes a very strong television presence, as well as a very strong online presence. We, about a year and a half ago, organized actually a separate area for — we call it social marketing. Most people would refer to it as social media. We have a Vice President of Social Media. So I would say — and we have the monthly catalogs that we are sending out, hundreds of millions of those a year.

But I think you have to look at it not in isolation, but in combination. What we have found with television is that when we have a unique idea like So Slimming Jeans or Work Kit, we can really get the message across to the customer and what it does is it certainly enhances our first-time customers. I mean our customer files are as strong as they have ever been in our history.

We look at our business a little bit different than maybe other retailers do. Because of our online presence and some expertise in marketing, we are able to look at our file as a multichannel file knowing that customers who shop in both online and in stores are about four times as — spend four times as much an online store and I don’t know, two to three times as much a person who shops only in the stores. So that is the way we go after it. We attract new customers and then we get through television, we increase brand awareness through television — case in point, Soma — but as soon as we get them into the fold, then we have kind of a direct marketing plan to get them to continue to purchase from our brands.

Operator

Adrienne Tennant, Janney Capital.

Adrienne Tennant - Janney Capital - Analyst

Good morning. Congratulations on great performance in the third quarter. This is either for Dave or Pam. It is on the guidance, the mid-single digit comp for the full year. I can appreciate sort of the level of conservatism, but if you excluded the 260 stores, why wouldn’t we see an acceleration for the remainder of the quarter? Thank you.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, one thing, it is not guidance; it is our planning assumptions. And honestly, as we look at it — last year, in the fourth quarter, we were up against nearly a 9% comp, which was very strong comps. Third-quarter comps weren’t quite so good. If you remember from last year in the third quarter, we got smacked around pretty good for our third-quarter results, so we were up against a weaker comp.

So I think as we look at fourth quarter and with the uncertainty that everybody is looking at in the fourth quarter with fiscal issues and economic issues, I think, as we plan and certainly as we have looked to the future, we are planning, as I say here, with one foot on the accelerator and one foot on the brake. There is no sense to plan aggressively or to get our inventory ahead of our business because when that happens, when you plan the inventory ahead of the business, if the business does not come, you have got really tough, a tough thing to get out of.

Operator

Neely Tamminga, Piper Jaffray.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Neely Tamminga - Piper Jaffray - Analyst

Good morning and congratulations you guys. Just a question here in terms of the headroom on your full-price selling, Dave. If you could give us a bit of a historical perspective. I mean clearly you guys may not be able to return back to kind of prior peak levels on full-price selling, but just wondering where you are now to where you think you can be on that metric. Thanks.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, we are at pretty much all-time highs and full-price selling. Brands, I think talking to you guys, we are pretty much at the top, is that right, Donna?

Donna Noce - Chico’s FAS, Inc. - Brand President - White House|Black Market

Yes.

David Dyer - Chico’s FAS, Inc. - President & CEO

Cinny, Laurie?

David Dyer - Chico’s FAS, Inc. - President & CEO

Yes, our full-price selling is very good. So I mean I don’t think we have much room to increase it, but, at the same time, we would like to keep it at those levels and the way you keep it at those levels is to control your inventory and make sure that you don’t get again the inventory ahead of the business. And I think that is why you have seen us manage the inventory a lot more conservatively over the last 18 months or so or certainly the last year.

Going into next year, we think we have our inventory at an appropriate level and it will have to grow now — now that we are at the right level, it will grow with our square footage growth and our new store growth, which we have to support. But other than that, we are comfortable with our levels, but don’t probably see a heck of a lot of upside because we are so high in full-price selling.

Operator

Liz Dunn, Macquarie.

Liz Dunn - Macquarie - Analyst

Hi, thank you for taking my question. I guess my question is on the guidance as well relative to the fourth quarter, just looking at your annual guidance for gross margin. It looks like you are looking for the fourth-quarter gross margin year-over-year not to be as much of a gain as you saw in the third quarter. Can you just talk through some of the puts and takes there and what your promotional plans are for the holiday?

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, I can just say again our planning assumptions, not guidance, but our planning assumptions for gross margin — again, when you look at it with a third quarter versus the fourth quarter, and Pam, pipe in here, but the third quarter last year, we were up against a tremendous amount of liquidations that we had in the Chico’s brand. And when we were up against those liquidations, it obviously affected our third-quarter margin, and gave us certainly a much stronger comparison.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

We were virtually, as I think I said last year in third quarter, that what we did is we took — we understood where we were and we took our markdowns upfront. We didn’t wait. So basically, as we got into fourth quarter last year, our margin had recovered nicely and was on the march back and I think that is what we are up against for fourth quarter.

I mean you have got to look at the fourth quarter for us. Fourth quarter, when I got here in 2009, was the smallest quarter of the year and we lost money. Since then, we have got it to be the second-smallest quarter of the year by a little bit and we make a little money. So we have shown improvement, but again fourth quarter for us is not like a fourth quarter for traditional retailers; it is pretty unique. Pam, do you have any more color you want to add?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

No, I think that’s good.

David Dyer - Chico’s FAS, Inc. - President & CEO

Okay.

Operator

Randy Konik, Jefferies.

Randy Konik - Jefferies & Co. - Analyst

Yes, thanks a lot. So just a couple things. First, obviously, there is a changing competitive landscape out there with some struggling peers. So in the context of that, and if you look at the CRM database that you obviously have rich data there, what have you seen in terms of new activations or previously dormant customers reengaging with the businesses and any types of changing buying behavior seen within the database you can share with us?

And then second, if I can, just on the remodels, what are the early returns you have seen on some of the remodels and what should we be looking for from a productivity lift return standpoint? Thanks.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, I would say that when it comes to customer reactivation, that is something that we have really concentrated on. There is two different ways that you can go about looking at your file. You can reactivate customers who haven’t shopped with you in the last 12 months or you can go out and find new customers. We have done both. But the richest part of that is in customer reactivation and I can tell you that all four of our brands are showing positive increases in customer reactivation. So that is a very, very good sign.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Remodels.

David Dyer - Chico’s FAS, Inc. - President & CEO

Remodels, I would say — certainly remodels — about two-thirds of our fleet, I believe, has been freshened within the last six years. So we have a relatively fresh fleet. Remodels do have an ROI; we have measured it. However, it is not as good as opening up a whole new store. The best use of our capital is in new store openings. That is where we are getting the most productivity, but we do believe that we have to keep our fleet fresh and meaningful and we have embarked on a maintenance program and a refresh program, which does have a return, albeit not as great as a new store.

Operator

Roxanne Meyer, UBS.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Roxanne Meyer - UBS - Analyst

Hi, congratulations on a terrific quarter. Your double-digit increases in traffic that you saw was pretty impressive and I wonder if you’re able to talk a little bit by brand about the traffic increases and really what is driving that. Thanks a lot.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Just a clarification, Roxanne. The double-digit traffic increasing, I think we talked about transactions and ADS both being up for the Company and our new customers were up double digits. Were you referring to new customers?

Roxanne Meyer - UBS - Analyst

Is that double-digit number also by brand?

David Dyer - Chico’s FAS, Inc. - President & CEO

It wasn’t double-digit increases in traffic. We were talking about double-digit increases in new customers.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And we did not make a comment about brands.

David Dyer - Chico’s FAS, Inc. - President & CEO

We didn’t comment by brand or on traffic.

Roxanne Meyer - UBS - Analyst

Okay, great. And then just separately, on White House|Black Market, obviously, you are making some terrific progress on the Work Kit. How far do you think you can push that business? How much more room is there for growth there?

David Dyer - Chico’s FAS, Inc. - President & CEO

Donna.

Donna Noce - Chico’s FAS, Inc. - Brand President - White House|Black Market

The most important thing, Roxanne, is that as we continue to expand the brand into a full lifestyle brand, making sure that we maintain a balanced assortment and I think that, in terms of opportunity, we have an online business that we continue to develop the reach and there is always opportunity there. But it is really about maintaining balance while we grow our Work Kit.

Operator

Janet Kloppenburg, JJK Research.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone. Congratulations, and a special congratulations on the profitability for Soma; it’s a great achievement. My question revolves around marketing and product flows for the holiday season. I’m wondering if you will be increasing your marketing budget by brand. And also in terms of driving giftgiving or more traffic to the stores during the season, I’m wondering if Cinny and Donna can talk about perhaps a level of newness presented in the stores this holiday versus last and if product flows are going to be more frequent versus last year. Thanks so much.

David Dyer - Chico’s FAS, Inc. - President & CEO

Cinny, Donna.

Cinny Murray - Chico’s FAS, Inc. - Brand President - Chico’s

Yes, this is Cinny. Hi, Janet. If you see our new gifting book, which was just out last week, we tripled the density in our book. We had a fairly wide assortment last year, but we put more into the book to drive the customer into the store and so we are excited about that and the product flow will be comparable to last year. The big product shifts were in the third quarter.

Janet Kloppenburg - JJK Research - Analyst

But the timing of the flows are the same, Cinny?

Cinny Murray - Chico’s FAS, Inc. - Brand President - Chico’s

Yes.

Janet Kloppenburg - JJK Research - Analyst

Okay, thanks.

Donna Noce - Chico’s FAS, Inc. - Brand President - White House|Black Market

Hi, Janet; it’s Donna. Same thing, our product flows are consistent with last year. I think the biggest thing to notice is that we are much better balanced from a lifestyle standpoint so that we have got a nice offering of things that she can transition and that are more versatile as opposed to true high occasion dressing.

David Dyer - Chico’s FAS, Inc. - President & CEO

And Soma has an additional fourth-quarter build. Maybe you want to talk a little bit about what is happening in Soma.

Laurie Van Brunt - Chico’s FAS, Inc. - Brand President - Soma Intimates

Yes, we are geared up for giftgiving with our Embraceable PJs, robes, slippers and our beauty products. So we had a great fourth quarter last year and we are positioned strong for this year.

Operator

Lorraine Hutchinson, Bank of America.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Lorraine Hutchinson - Bank of America-Merrill Lynch - Analyst

Thanks, good morning. Now that Soma has achieved profitability, are there plans to accelerate the rollout there and can you just share with us any updated thoughts on total store potential for Soma?

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, we have talked about that we’ve always thought that Soma could be 500, 600 stores and I think that is just kind of easily looking at it. I mean you could draw a conclusion that perhaps it could even be more. We have been opening Soma stores at the rate of somewhere between 35 and 45, maybe even a few more of that per year.

I think that, again, we are not doing the fast stores anymore. We have used that and we have really demonstrated that the brand can work. The brand can be profitable and now we are making the full investments in front-line stores and converting some of the fast stores. So as we spend capital to convert the fast stores to our new Linen & Lace design and full front-line stores, obviously, we are not growing the fleet quite as fast as we will as when we complete that task of updating all the fast stores. But I think still in new stores this year, we opened something like 45, was it, 45 stores. So we are on a pretty good pace there.

Operator

Anna Andreeva, FBR Capital Markets.

Anna Andreeva - FBR Capital Markets - Analyst

Great. Thanks so much and congrats, guys. A question on core Chico’s. Great to hear that color and novelty are still working and stores do look terrific. But as you look into the spring, you had a very strong first half of this year. I know this is historically more of a spring business, but what are maybe some of the opportunities you could talk to us about either on the product side or marketing to just help us lap such robust results?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thank you. Thank you for the compliment on the store. I think our (inaudible) So Slimming. As I mentioned in my comments, we are going to expand it into other categories. Print and pattern will continue, so that is their single biggest initiative for the spring season.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

And [honestly], as you know, in our fourth-quarter conference call in February, you are going to go through planning assumptions for 2013, so probably have a little bit more information for you at that point too.

Operator

Betty Chen, Wedbush Securities.

Betty Chen - Wedbush Securities - Analyst

Thank you, good morning and let me add my congratulations as well. My question is for Donna regarding White House|Black Market. It seems like, as you mentioned, the plan has really evolved into a lifestyle brand. Although — and with the shoe launch doing well, it seems like there may be additional categories that White House could continue to expand into. I don’t know if you’re willing to elaborate on any of those opportunities, what you and the team may be considering and also whether you feel that the existing store sizes will be able to accommodate some of those new product introductions as well. Thank you.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Donna Noce - Chico’s FAS, Inc. - Brand President - White House|Black Market

Thank you, Betty, for the questions. First of all, let me comment on our average store size. As we have expanded the lifestyle assortment over the last couple of years, our new stores are averaging a slightly higher footprint. On average, over the last 12 months, our new stores are about 3300 gross square feet. So we feel confident that that accommodates the strategies that I have discussed on the call, that we shared publicly and the new store performance is very strong.

In terms of what is to come, my comment, stay tuned, no comment and perhaps we will have a little bit more to share on the next call.

Operator

Marni Shapiro, The Retail Tracker.

Marni Shapiro - The Retail Tracker - Analyst

Hey, guys, congratulations. The stores look amazing, absolutely amazing. I was curious about accessories, which has been a big part of Chico’s and a growing part sort of at White House. It looks particularly good online at times as comparison to in the stores. If you guys could just touch on that segment for the two stores for Q3 and what your thoughts are for Q4 and go forward.

Donna Noce - Chico’s FAS, Inc. - Brand President - White House|Black Market

Hi, Marni; it’s Donna. Thank you for the compliment, but just to talk a little bit about our strategy. As I mentioned earlier on the call, we really did put our focus in the third quarter on redeveloping and relaunching our shoe collection. We felt in terms of outfit completers that was the right place to put our energy and our resources and we will continue to focus on that.

We are looking at accessories as we move into 2013 as an opportunity. Our sales business has been very strong in terms of our wardrobing efforts. So we expect to see some energy there as we move forward.

Cinny Murray - Chico’s FAS, Inc. - Brand President - Chico’s

Hi, Marni; It’s Cinny. Thank you for the compliment as well. Chico’s remains in the same position. In our segment of the market, we own this category and we will continue to dominate. Jewelry will be the most significant focus for us moving forward. We’re getting nice traction with our customers; she is delighted by the assortment.

Operator

Paul Lejuez, Nomura.

Paul Lejuez - Nomura Securities - Analyst

Hey, thanks, guys. Just a question on Soma, just wondering about the performance of the newer stores versus some of the older classes and has there been any change to how quickly the Soma stores are ramping up just in terms of their maturity curve. And also just wondering if Soma is a bit more of a fourth-quarter business than your other two brands. Thanks.

David Dyer - Chico’s FAS, Inc. - President & CEO

Soma is more of a fourth-quarter business than the other two brands. We actually have a traditional retail peak in Soma in the fourth quarter. In terms of our new store development, as we have said before, one of the hardest products to get a customer to change brand loyalty on is a bra and basically the bra and foundations business is the backbone, so to speak, of the Soma business.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

The interesting thing about our stores is we still see very, very nice growth in stores that have been open the longest. Matter of fact, the longer a store is open, it doesn’t seem to affect the comp store growth. We are getting year after year of very, very strong comp growth in stores that have been open five, six, seven years; they are still growing. And so what that tells us is there is a build actually to the customers and to the stores as we open them and you have to give them time to build.

So as we get more and more stores that comp in our fleet, I think the effect of new store opening, which will be less and less because we will have more stores that are still growing that have a comp to them and our comps, as we have said, have been strong double-digit comps for many, many quarters. I think the last 10 quarters, strong double-digit comps in Soma. So we are really pleased with the progress and we are excited to see the way that they continue to build because that leads us to better and better profitability over time. I think that is about it.

Operator

Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan Chase - Analyst

Thanks, good morning. I will add my congrats as well. I know outlets are a big part of your store growth strategies. So just wondering maybe if you could talk about how your outlet comp trends have been year-to-date, quarter-to-date or such versus your full-price stores and if you can talk about the overlap or cross-shopping tendencies between your outlet and full-price shopper. Thanks very much.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, we really don’t talk about the outlet comps. They are included in our total comps, but I can tell you that outlets have continued to comp and perform strongly for us. And that is one of the reasons that we are investing in it. About — I guess right after I joined in 2009, we went after the outlets as a business, as a traditional business rather than as a clearance business and we have worked ourself up to where we are now 90% made for outlet in the Chico’s brand and probably around 65% in the Soma brand and even probably about that, at least half, in the White House|Black Market brand, 65%, and probably about 50% in the Soma brand. Outlets are a very strong part of our business. We see them as a continued growth vehicle.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And cross-shopping.

David Dyer - Chico’s FAS, Inc. - President & CEO

Oh, cross-shopping. Interestingly enough, it is very, very small. It seems that they attract their own set of customers. That case in point, here in just our little area of South Florida or Southwest Florida, we have one of the strongest outlet malls in the country, Miromar, not far from probably four or five of some of our largest front-line stores and all are growing very nicely together and there seems to be very little crossover. We don’t see too much in our file as they cross over. It’s a different customer.

Operator

Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning. Congratulations on the progress. Can you expand a little bit on gross margin, what you saw this quarter even and how it portends to future quarters, the gross margin improvement drivers and how you see the brand performance in terms of gross margin? Thank you.

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NOVEMBER 20, 2012 / 01:30PM GMT, CHS - Q3 2012 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Well, as Dave commented earlier, the gross margin in the third quarter really reflected our ability to cycle well the third quarter of last year. We also did comment about the fact that we have achieved a very high level of full-price selling in the quarter across all of our brands. And so we are very, very pleased with the gross margin that we have delivered. I think year-to-date the gross margin percent is up to 20 basis points and our planning assumption is that it would increase by 50 and so that should give you some sense of our expectation for this year.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Vogensen for any closing remarks.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thank you, Emily. So that concludes our call for this morning. Thanks to all of you who participated and as always, I am available for any follow-ups necessary. Thanks for joining us this morning and we appreciate your continuing interest in Chico’s FAS.

David Dyer - Chico’s FAS, Inc. - President & CEO

Thank you.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thank you.

Operator

Thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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